EXHIBIT 107
CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

AMERANT BANCORP INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed maximum offering price per share(3)	Maximum aggregate offering price(3)	Fee Rate	Amount of registration fee(3)(4)
Equity	Class A Common Stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	1,000,000	$27.32	$27,320,000.00	0.0000927	$2,532.56
Total Offering Amounts				$27.32	$27,320,000.00	0.0000927	$2,532.56
Total Fee Offsets							–
Net Fee Due							$2,532.56

(1)This Registration Statement registers the issuance of up to 1,000,000 shares of Class A Common Stock, par value $0.10 per share (“Common Stock”), of Amerant Bancorp Inc. (the “Registrant”) issuable under the Amerant Bancorp Inc. 2021 Employee Stock Purchase Plan (the “Plan”), which was approved by the stockholders of the Registrant on June 8, 2022.
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.
(3)Estimated solely for the purpose of calculating the registration fee, which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act on a basis of the average of the high ($27.80) and low ($26.83) sales prices of the Common Stock as reported on The Nasdaq Stock Market LLC on June 13, 2022, which date is within five business days prior to filing this Registration Statement.
(4)The Registrant does not have any fee offsets.